Exhibit 99.1

ARIAD Reports Third Quarter 2016 Financial Results

~Brigatinib granted Priority Review with a PDUFA date of April 29, 2017

~ Regulatory approval of Iclusig® in Japan

~ Enrollment continues in OPTIC, OPTIC-2L, ALTA-1L, AP32788 trials highlighting ARIAD's continued R&D investment for patients with rare cancers

~ U.S. product revenue of $33.6 million for the quarter (~66% growth from prior year)

~ Net loss for the quarter of $27.8 million

~Conference call scheduled today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 7, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter and first nine months of 2016. The Company also provided an update on corporate developments and reaffirmed 2016 financial guidance.

“During the third quarter, ARIAD achieved several important milestones that further our commitment as a small, research-based biotechnology company to patients with rare cancers, including those with no other targeted treatment options available,” said Paris Panayiotopoulos, president and chief executive officer of ARIAD. “Iclusig was approved in Japan and we received priority review from the FDA for brigatinib in crizotinib-treated ALK+ non-small cell lung cancer. We are continuing to invest heavily in R&D and to progress in enrolling in the OPTIC, OPTIC-2L and ALTA-1L trials for Iclusig and brigatinib, as well as our clinical trial for AP32788, a novel kinase inhibitor for a rare form of lung cancer involving mutations in the EGFR and HER2 genes, and for which there are currently no approved targeted treatments.”

Financial Results for the Quarter and Nine Months Ended September 30, 2016

Revenue

  Worldwide net product revenue from sales of Iclusig were $34.3 million for the third quarter of 2016, compared to $27.5 million in the third quarter of 2015, an increase of 25%; and $133.3 million for the first nine months of 2016, compared to $79.3 million for the first nine months of 2015, an increase of 68%. Net product revenue for the nine months ended September 30, 2016 includes one-time revenue of approximately $25.5 million related to cumulative shipments of Iclusig in France that were recorded upon obtaining pricing and reimbursement approval in May 2016.
    U.S. net product revenue from sales of Iclusig were $33.6 million for the third quarter of 2016, compared to $20.3 million in the third quarter of 2015, an increase of 66 percent; and $91.2 million for the first nine months of 2016, compared to $60.6 million for the first nine months of 2015, an increase of 50 percent.
    European royalties on sales of Iclusig were $4.0 million of which $3.5 million was recorded as other revenue during the third quarter of 2016. European royalties on sales of Iclusig were $5.3 million of which $4.6 million was recorded as other revenue during the first nine months of 2016. On June 1, 2016, ARIAD out-licensed the rights to Iclusig in Europe to Incyte Corporation (Incyte). From June 1, 2016, ARIAD records royalty revenue based on tiered royalty rates from Iclusig sales in Europe recognized by Incyte. European sales of Iclusig were $7.2 million for the third quarter of 2015 and $18.7 million for the first nine months of 2015.
    For the three and nine months ended September 30, 2016, license and other revenue includes $3.5 million from research and development cost sharing amounts from Incyte and achievement of a $2.0 million milestone from Medinol Ltd. earned during the third quarter of 2016.

GAAP and Non-GAAP Net Income (Loss)

GAAP net loss for the quarter ended September 30, 2016 was $27.8 million, or $0.14 per basic and diluted share, respectively, compared to GAAP net loss of $55.5 million, or $0.29 loss per basic and diluted share, for the quarter ended September 30, 2015. GAAP net income for the nine months ended September 30, 2016 was $28.2 million, or $0.15 per basic share and $0.14 per diluted share, compared to GAAP net loss of $171.3 million, or $0.91 loss per basic and diluted share, for the nine months ended September 30, 2015. During the nine months ended September 30, 2016, the Company recorded a $129.0 million gain related to the Incyte transaction under other income (expense), net related to closing the sale of the Company’s European operations and out-license of Iclusig rights in Europe.

Non-GAAP net loss for the quarter ended September 30, 2016 was $22.5 million, or $0.12 per diluted share, compared to non-GAAP net loss of $45.5 million, or $0.24 per diluted share for the quarter ended September 30, 2015. Non-GAAP net income for the nine months ended September 30, 2016 was $47.4 million, or $0.24 per diluted share, compared to non-GAAP net loss of $142.3 million, or $0.75 per diluted share, for the nine months ended September 30, 2015.

Non-GAAP net loss excludes stock-based compensation, restructuring charges for a reduction in force in March 2016 and transaction costs for the Incyte transaction. See “Use of Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and the reconciliation between GAAP and non-GAAP measures at the end of this press release.

Operating Expenses

  R&D expenses were $43.6 million for the third quarter of 2016, a decrease of $4.6 million or 10 percent, compared to $48.2 million for the third quarter of 2015. R&D expenses were $130.6 million for the first nine months of 2016, an increase of $4.2 million or 3 percent, compared to $126.4 million for the first nine months of 2015.
  Selling, general and administrative expenses were $26.2 million for the third quarter of 2016, a decrease of $10.5 million or 29 percent, compared to $36.7 million for the third quarter of 2015. Selling, general and administrative expenses were $96.5 million for the first nine months of 2016, a decrease of $22.4 million or 19 percent, compared to $118.9 million for the first nine months of 2015.

Other income (expense), net

  For the nine months ended September 30, 2016, other income (expense), net includes a recorded gain on the Incyte transaction of $129.0 million.

Cash Position

  As of September 30, 2016, cash, cash equivalents and marketable securities totaled $314.7 million, compared to $278.5 million at June 30, 2016 and $242.3 million at December 31, 2015.

PDL Royalty Financing and Convertible Notes 2019

  In July 2016, the Company received $50.0 million from PDL BioPharma, Inc. (PDL), representing the second tranche of funding under the terms of the original royalty financing agreement. As of September 30, 2016, the amount due under the PDL royalty financing totaled $96.8 million.
  In addition, as of September 30, 2016, the Company has $200 million of aggregate principal amount of convertible notes which are due to mature on June 15, 2019.

2016 Financial Guidance

  We are reaffirming our prior guidance for global Iclusig net product and royalty revenue of $170 million to $180 million.
  We are reaffirming our prior guidance for research and development expense of $175 million to $180 million, and sales, general and administration expense of $120 million to $125 million.
  We are reaffirming our prior guidance for cash, cash equivalents and marketable securities at December 31, 2016, of $280 million to $290 million.

Recent Progress and Key Objectives

Iclusig

  Our partner for Iclusig in Asia, Otsuka Pharmaceutical Co., Ltd. (Otsuka), received approval from the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) for Iclusig for the treatment of chronic myeloid leukemia (CML) resistant or intolerant to preceding drug treatment and relapsed or treatment resistant Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). Additional regulatory applications are pending for Taiwan and South Korea.
  ARIAD has submitted the four-year efficacy and safety data from the pivotal Phase 2 PACE clinical trial to the FDA and other health authorities as a label supplement, with an FDA action date of December 12, 2016.
  Patient enrollment is ongoing in the OPTIC and OPTIC-2L clinical trials in patients with resistant or intolerant chronic phase (CP) CML. Initial results from OPTIC are expected to be presented at the American Society of Hematology (ASH) conference in December 2017.
  Investigator-sponsored trials are ongoing in a focused set of additional clinical settings where Iclusig has potential activity, including frontline Philadelphia-positive acute lymphoblastic leukemia (Ph+ALL), acute myeloid leukemia (AML), and molecularly subtypes of solid tumors, including FGFR+ and RET+ non-small cell lung cancer.
  At ASH in December 2016, clinical trial data will be presented for both CP-CML and Ph+ ALL, in addition to new translational and real world data on Iclusig.

Brigatinib

  ARIAD completed the New Drug Application (NDA) submission for brigatinib to the FDA for patients with ALK+ non-small cell lung cancer (NSCLC) who are resistant or intolerant to crizotinib in August 2016, and the application was accepted by the FDA in October 2016. The FDA granted ARIAD’s request for Priority Review and has set an action date of April 29, 2017 under the Prescription Drug User Fee Act (PDUFA). ARIAD is also working on the European Marketing Authorization Application, which should be ready for submission early next year.
  On October 9th, updated safety and efficacy data were presented at the 41st Annual Congress of the European Society for Medical Oncology (ESMO) held in Copenhagen, Denmark, from the Phase 1/2 study of brigatinib in ALK+ NSCLC, showing greater than 12 months progression free survival in both the post-crizotinib and crizotinib naive settings, as well as continued ongoing responses in patients with CNS metastases.
  For the World Conference on Lung Cancer, to be held December 4-7 in Vienna, ARIAD and its academic collaborators will be presenting four abstracts on brigatinib. Updated results will be presented from the ALTA trial, based on a data cut later than the one underlying the ASCO presentation earlier this year. There will also be an update on CNS metastases data from the Phase 1/2 and ALTA studies.
  Patient enrollment continues for the ALTA 1L randomized, front-line clinical trial of brigatinib, a global, Phase 3 study designed to compare brigatinib and crizotinib in patients with ALK+ NSCLC who have not received prior ALK inhibitors. Full enrollment is expected in 2018.
  Investigators are moving forward with several investigator-sponsored studies, including a trial in ROS1+ NSCLC, a trial in patients who experience failure of a second-generation TKI, and a basket study to evaluate brigatinib in patients with ALK/ROS1-mutant metastatic solid tumors.
  In the United States, an Expanded Access Program is now open to provide brigatinib access to eligible patients with ALK+ NSCLC who are resistant or intolerant to at least one prior ALK TKI. In Europe, an Early Access Program has been established.

Advancing the Pipeline

  We continued to advance the Phase 1/2 clinical trial of AP32788, our investigational precision therapy for patients with NSCLC having exon 20 mutations in EGFR or HER2. There are currently no approved targeted treatment options available for the approximately 6,000 U.S. patients with this disease. We continue to expect first trial data to be released in 2017.
  Finally, during the third quarter, we also continued to advance our emerging small molecule program focused on kinase targets within the space of immuno-oncology. The program remains on track with earlier guidance to enter lead optimization by the end of this year.

Upcoming Meetings

  Jefferies London Healthcare Conference, London, United Kingdom, November 16-17, 2016
  IASLC World Conference on Lung Cancer (WCLC), Vienna, Austria, December 4-7, 2016
  American Society of Hematology (ASH), San Diego, CA, December 4-8, 2016

Recent Event

  On October 20, 2016, ARIAD received a Congressional letter requesting information from the Company related to Iclusig. The Company provided a response on November 4, 2016.

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our third quarter and first nine months 2016 financial results this evening at 8:30 a.m. ET, at which we will also provide an update on corporate developments. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 844-249-9386 (domestic) or 270-823-1534 (international) five minutes prior to the start time and providing the pass code 99997465. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel, Canada and Japan.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

These indications are based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

Limitations of use:

Iclusig is not indicated and is not recommended for the treatment of patients with newly diagnosed chronic phase CML.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

Iclusig is a registered trademark of ARIAD Pharmaceuticals, Inc.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain cash and non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies.

The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are:

  Stock-based compensation expense: The Company has excluded the impact of stock-based compensation, which may fluctuate from period to period based on factors including the timing and accounting of grants for stock options, restricted stock units and performance- based stock units and changes in the Company’s stock price, which impacts the fair value of these awards.
  Restructuring charge expense: The Company has excluded restructuring charge expenses associated with employee workforce reductions because, apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.
  Transaction related cost: The Company has excluded transaction costs related to the Incyte transaction because they relate to a specific transaction and are not reflective of our ongoing financial performance.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to our financial and operational guidance, the anticipated timing of potential regulatory actions and research and clinical development plans and milestones for Iclusig and our product candidates, along with the statements made by our Chief Executive Officer and under the caption “Recent Progress and Key Objectives,” are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and government investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
In thousands, except per share data	September 30,		September 30,
	2016	2015	2016	2015
Revenue:
Product revenue, net	$34,300	$27,543	$133,260	$79,262
License and other revenue	11,716	1,527	16,479	3,038
Total revenue	46,016	29,070	$149,739	82,300

Operating expenses:
Cost of product revenue	1,131	483	2,725	1,666
Research and development	43,626	48,219	130,569	126,401
Selling, general and administrative	26,249	36,744	96,468	118,916
Transaction related cost	-	-	1,482	-
Restructuring charge	-	-	3,010	-
Total operating expenses	71,006	85,446	234,254	246,983
Loss from operations	(24,990)	(56,376)	(84,515)	(164,683)

Other income (expense), net	(5,171)	(4,917)	112,421	(11,930)
(Loss) income before benefit from income taxes	(30,161)	(61,293)	27,906	(176,613)

Benefit from income taxes	(2,334)	(5,842)	(328)	(5,328)
Net (loss) income	$(27,827)	$(55,451)	$28,234	$(171,285)
Net (loss) income per common share:
-- basic	$(0.14)	$(0.29)	$0.15	$(0.91)
-- diluted	$(0.14)	$(0.29)	$0.14	$(0.91)
Weighted-average number of shares of common stock outstanding:
-- basic	193,225	188,921	191,677	188,456
-- diluted	193,225	188,921	195,079	188,456

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
In thousands	2016	2015

Cash, cash equivalents and marketable securities	$314,665	$242,295
Total assets	$676,591	$546,692
Total liabilities	$722,940	$649,833
Stockholders’ deficit	$(46,349)	$(103,141)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
(Unaudited)

	Nine Months Ended
In thousands	September 30,
	2016	2015

Net cash used in operating activities	$(121,436)	$(120,658)
Net cash provided by (used in) investing activities	103,577	(4,446)
Net cash provided by financing activities	92,053	54,778
Effect of exchange rates on cash	(44)	(175)

Net increase (decrease) in cash and cash equivalents	$74,150	$(70,501)

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(Unaudited)

	Three Months Ended		Nine Months Ended
In thousands, except per share data	September 30,		September 30,
	2016	2015	2016	2015

Reconciliation of GAAP to non-GAAP Net (loss) income:
GAAP Net (loss) income	$(27,827)	$(55,451)	$28,234	$(171,285)
Add: Stock-based Compensation (2)	5,282	9,931	14,659	29,009
Add: Restructuring Charges (3)	-	-	3,010	-
Add: Transaction related cost (4)	-	-	1,482	-

Non-GAAP Net (loss) income	$(22,545)	$(45,520)	$47,385	$(142,276)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Reconciliation of GAAP to non-GAAP Net (loss) income per diluted share:
GAAP Net (loss) income	$(0.14)	$(0.29)	$0.14	$(0.91)
Add: Stock-based Compensation (2)	0.02	0.05	0.08	0.16
Add: Restructuring Charges (3)	-	-	0.01	-
Add: Transaction related cost (4)	-	-	0.01	-

Non-GAAP Net (loss) income per diluted share	$(0.12)	$(0.24)	$0.24	$(0.75)
(1) This presentation includes non-GAAP measures. The Company's non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.

(2) All stock-based compensation expenses were excluded for the non-GAAP analysis.

(3) Restructuring charges associated with employee workforce reductions were excluded for the non-GAAP analysis.

(4) Transaction related cost associated with the Incyte transaction were excluded for the non-GAAP analysis.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Jennifer Robinson, 617-621-2286
Jennifer.Robinson@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.Heapes@ariad.com